Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

CONTACT: Neil T. Watanabe, EVP & CFO
               (818) 907 9975

SHOE PAVILION moves to Nasdaq National Market

Sherman Oaks, California, February 6, 2006 - Shoe Pavilion, Inc. (Nasdaq: SHOE) today announced that Nasdaq has approved the Company's application to move its exchange listing from the Nasdaq Capital Market (formerly known as the Nasdaq Small Cap Market) to the Nasdaq National Market. The Company's shares will begin trading on the Nasdaq National Market at the open of trading on Wednesday, February 8, 2006. The Company's securities will continue to be listed under the trading symbol SHOE.

Dmitry Beinus, Chairman and CEO of Shoe Pavilion commented "We are extremely pleased to be listed on the Nasdaq National Market. This is a significant accomplishment for our Company and provides our stockholders with a more prominent platform for trading our shares."

Shoe Pavilion is a leading off-price branded footwear retailer in the Western United States. The Company offers a broad selection of quality designer label and name brand footwear, typically at 20% to 60% below regular department store prices, in a convenient self-service store format. The Company has 90 stores in California, Washington, Oregon, Nevada and Arizona.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely and cost effective manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends that these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.